SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant:	☒

Filed by a Party other than the Registrant:	☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12
AMTRUST FINANCIAL SERVICES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The following letter was provided to various external stakeholders of AmTrust Financial Services, Inc. (the “Company” or “AmTrust”) in connection with the proposed acquisition of the Company pursuant to the terms of the Agreement and Plan of Merger, dated March 1, 2018, by and among the Company, Evergreen Parent, L.P. and Evergreen Merger Sub, Inc.:
Stone Point Capital and the Karfunkel-Zyskind Family to Acquire AmTrust Financial Services, Inc.
Dear AmTrust Agent Partners,

We value our relationship and we want to keep you informed of all AmTrust news and developments.

We recently reported that AmTrust’s Board of Directors upon the recommendation of its independent Special Committee has unanimously approved the proposal for AmTrust to go private. AmTrust has entered into a definitive agreement with Evergreen Parent, L.P., an entity formed by private equity funds managed by Stone Point Capital LLC, together with Barry D. Zyskind, George Karfunkel and Leah Karfunkel (the “Karfunkel-Zyskind Family”), in which Evergreen Parent will acquire the approximately 45% of the Company’s issued and outstanding common shares that the Karfunkel-Zyskind Family and certain of its affiliates and related parties do not presently own or control.  Under the terms of the proposed merger, AmTrust common stockholders will receive $13.50 in cash for each share of AmTrust common stock they hold.

The proposed merger is expected to close in the second half of 2018, subject to satisfaction or waiver of the closing conditions, including approval by regulatory authorities and the Company’s shareholders, including approval by a majority of the shares of the Company not owned or controlled by the Karfunkel-Zyskind Family, their children, senior management or their respective affiliates and certain related parties. The Company has filed a Current Report on Form 8-K with the Securities and Exchange Commission that more fully describes the terms and conditions of the proposed merger.

We believe that this transaction represents an exciting step forward for AmTrust, our employees, and the agents, brokers, partners, and customers we serve.

The year 2018 marks the 20th anniversary of AmTrust’s founding. As we have grown, we have encountered some of the challenges that accompany the transition from a small, regional provider of insurance products, to the global insurance and risk solutions provider we are today. We have made tremendous progress, but there is still work to be done to complete the systems and processes required for an organization of our size and scale.

Alongside Stone Point Capital, a strong partner widely recognized as an experienced investor in the insurance sector, the Karfunkel-Zyskind family is deeply committed to the long-term strength and success of AmTrust. From the beginning, AmTrust has been defined by a spirit of entrepreneurialism and innovation, and a commitment to outstanding service. As we enter this next phase of our journey, as a private enterprise, we look forward to building on this legacy. We are well-positioned to continue meeting our policyholders’ needs, supporting our brokers and agents, and developing our partner relationships.

AmTrust has filed its domestic statutory statements for fiscal year 2017, on schedule. Separately, the holding company has received a 15-day extension to file its annual report on Form-10K with the SEC for the year ended December 31, 2017.

For AmTrust employees, and for all of the brokers, agents, customers, partners and communities that we serve, it remains business as usual with client/policyholder service and support will continue at the same levels of excellence. AmTrust continues to be financially strong, with a capital base and balance sheet that is well-prepared for future growth. AmTrust’s “A” (Excellent) FSC “XV” rating remains intact. We remain focused on continuing to serve all of our markets and support your success through outstanding service and products.

We are sharing with you the attached the press release that AmTrust issued with respect to this proposal.
Thank you, always, for your continued dedication to AmTrust, and we look forward to updating you on our year-end performance and next steps in our go-private process.

Sincerely,
AmTrust Financial Services
Marketing Department

Additional Information and Where to Find It
In connection with the proposed transaction, AmTrust Financial Services, Inc. (the “Company”) will file with the Securities and Exchange Commission (the “SEC”) a proxy statement on Schedule 14A and may file other documents with the SEC regarding the proposed transaction. This letter is not a substitute for the proxy statement or any other document that the Company may file with the SEC. INVESTORS IN AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of the Company.

AmTrust Financial Services
Chaya Cooperberg
Chief Communications Officer & SVP Corporate Affairs
chaya.cooperberg@amtrustgroup.com
(646) 458-3332

Jisoo Suh
Director of Investor Relations
jisoo.suh@amtrustgroup.com
(646) 458-3367

Hunter Hoffmann
Global Director of Public Relations
Hunter.Hoffmann@amtrustgroup.com
(646) 458-3362

Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, its annual proxy statement filed with the SEC on April 11, 2017 and its Current Report on Form 8-K filed with the SEC on March 1, 2018 in connection with the proposed transaction. A more complete description will be available in the proxy statement on Schedule 14A. You may obtain free copies of these documents as described in the preceding paragraph.